SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PROTAGONIST THERAPEUTICS, INC.

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521 Cottonwood Drive, Suite 100

Milpitas, CA 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 25, 2017 at 10:00 a.m. local time at Pacific Research Center, 7699 Gateway Blvd., Newark, CA 94560 for the following purposes:

1.	To elect the Company’s Board of Directors nominees, Julie Papanek and Dinesh V. Patel, Ph.D., to the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 17, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Dinesh V. Patel
Dinesh V. Patel, Ph.D.
President, Chief Executive Officer and Secretary

Milpitas, California

April 24, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

521 Cottonwood Drive, Suite 100

Milpitas, CA 95035

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of Protagonist Therapeutics, Inc. (sometimes referred to as the “Company” or Protagonist) is soliciting your proxy to vote at the 2017 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 24, 2017 to all shareholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 25, 2017 at 10:00 a.m. local time at Pacific Research Center, 7699 Gateway Blvd., Newark, CA 94560. Directions to the Annual Meeting may be found in the “Events & Presentations” section of the Company’s website at www.protagonist-inc.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 16,856,416 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 17, 2017 your shares were registered directly in your name with Protagonist’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 17, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class I directors; and

•	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 24, 2017 to be counted.

•	To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on May 24, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Protagonist. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Protagonist’s Secretary at 521 Cottonwood Drive, Suite 100, Milpitas, CA 95035.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2017, to Protagonist’s Secretary at 521 Cottonwood Drive, Suite 100, Milpitas, CA 95035. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than January 25, 2018, and no later than February 24, 2018; provided, however, that if our 2018 Annual Meeting of Stockholders is held before April 25, 2018, or after June 24, 2018, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (i) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and (ii) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Under plurality voting, there are no abstentions.	None

2	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2017	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 16,856,416 shares outstanding and entitled to vote. Thus, the holders of 8,428,209 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The annual report to stockholders is available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Protagonist’s Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has six members. There are two directors in the class whose term of office expires in 2017. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders and recommended for election by the Nominating and Corporate Governance Committee of the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2020 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage the directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Protagonist. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director. In addition, following the biographies of the nominees are the biographies of Class II and Class III directors containing information regarding each director continuing to serve on the Board.

NOMINEES FOR ELECTION TO CLASS I FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Julie Papanek

Ms. Papanek, 34, has served as a member of the Board since July 2015. Ms. Papanek has been a Partner at Canaan Partners, a venture capital firm, since October 2016 and joined the partnership in 2013. Prior to Canaan, Ms. Papanek served in a variety of roles at Genentech across development and commercial, from March 2006 to June 2011. Ms. Papanek received an M.B.A. from the Stanford Graduate School of Business, an MPhil in BioScience Enterprise from Cambridge University, and a B.S. in Molecular Biophysics and Biochemistry from Yale University. The Company believes Ms. Papanek is qualified to serve on the Board because of her broad experience in finance and diverse expertise from across the entire medical spectrum.

Dinesh V. Patel, Ph.D.

Dr. Patel, 60, has served as a member of the Board and as the Company’s President and Chief Executive Officer since December 2008. Dr. Patel has more than 30 years of executive, entrepreneurial and scientific experience spanning the pharmaceutical, biotechnology and biopharmaceutical industries. Prior to joining Protagonist, Dr. Patel served from 2006 to 2008 as the President and Chief Executive Officer of Arête Therapeutics, a privately held company focused on the development of drugs for metabolic syndrome. Prior to that, he was the President and Chief Executive Officer of Miikana Therapeutics, an oncology based company, from 2003 until it was acquired by Entremed (later renamed CASI Pharmaceuticals) in 2005. Prior to Miikana, Dr. Patel held positions of increasing responsibility at Versicor (later renamed Vicuron and which was acquired by Pfizer in 2015), from 1996 to 2003, most recently as Senior Vice President of Drug Discovery and Licensing. Prior to Vicuron, Dr. Patel was a director of chemistry at the combinatorial chemistry company Affymax, from 1993 to 1996. Dr. Patel was a medicinal chemist at BristolMyers Squibb from 1985 to 1993. Dr. Patel received his Ph.D. in Chemistry from Rutgers University, New Jersey and his B.S. in Industrial Chemistry from S. P. University, Vallabh Vidyanagar, India. The Company believes that because of his expertise, extensive knowledge of the Company and experience as an executive officer of biotechnology companies, Dr. Patel is able to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

In addition to the two director nominees, Protagonist has four other directors who will continue in office after the Annual Meeting with terms expiring in 2018 and 2019. The following includes a brief biography of each director composing the remainder of the Board with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the applicable director should serve as a member of the Board.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

William D. Waddill

Mr. Waddill, 60, has served as a member of the Board since July 2016. From April 2014 to December 2016, Mr. Waddill served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Calithera Biosciences, Inc. From October 2007 to March 2014, Mr. Waddill served as Senior Vice President and Chief Financial Officer at OncoMed Pharmaceuticals, Inc., a biopharmaceutical company. From October 2006 to September 2007, Mr. Waddill served as the Senior Vice President, Chief Financial Officer of Ilypsa, Inc., a biotechnology company that was acquired in 2007 by Amgen, Inc. From February 2000 to September 2006, Mr. Waddill served as a Principal at Square One Finance, a financial consulting business. From December 1996 to February 2000, Mr. Waddill served as Senior Director of Finance and Administration at Exelixis, Inc., a biotechnology company. Mr. Waddill received a B.S. in Accounting from the University of Illinois, Chicago, and a certification as a public accountant, which is currently inactive, after working at PricewaterhouseCoopers LLP and Deloitte LLP. The Company believes that Mr. Waddill is qualified to serve on the Board because of his extensive experience in the biotechnology field.

Chaitan Khosla, Ph.D.

Dr. Khosla, 52, has served as a member of the Board since October 2014. Dr. Khosla was the scientific founder and a member of the Board of Directors of Alvine Pharmaceuticals from 2005 until 2016. Prior to Alvine Pharmaceuticals, Dr. Khosla founded and was a director of Kosan Biosciences, from 1995 until it was acquired by BristolMyers Squibb in 2008. Dr. Khosla has been a Professor of Chemical Engineering and Chemistry at Stanford University since 2001 and has been a faculty member since 1992. Since 2013, he has served as the founding Director of Stanford ChEM-H. Dr. Khosla is an elected member of the American Academy of Arts & Sciences and the National Academy of Engineering. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry and the 2000 ACS Award in pure chemistry. Dr. Khosla is the author of over 300 publications and is an inventor on numerous patents. Dr. Khosla received a Ph.D. from the California Institute of Technology. The Company believes that Dr. Khosla is qualified to serve on the Board because of his experience as a founder consultant and director of biotechnology companies and his expertise in the biotechnology field.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Armen B. Shanafelt, Ph.D.

Dr. Shanafelt, 57, has served as a member of the Board since January 2010. Since April 2009, Dr. Shanafelt has been a venture partner, then a general partner of Lilly Ventures, a venture capital firm. Previous to joining Lilly Ventures, Dr. Shanafelt was one of several Chief Scientific Officers at Eli Lilly and Company, a pharmaceutical research company, specifically responsible for the generation of the early biotherapeutic pipeline which spanned the therapeutic areas of oncology, metabolic disease, autoimmunity and neuroscience. Dr. Shanafelt received his B.S. in Chemistry and Physics from Pacific Lutheran University, and his Ph.D. in Chemistry from the University of California, Berkeley. He completed his postdoctoral work at DNAX Research Institute, where he studied the structure-function relationships of cytokines and their receptors. Dr. Shanafelt also serves as a director for Aeglea Biotherapeutics, Inc., a clinical stage publically-traded biopharmaceutical company, where he is chairman of the board, a member of the nomination and governance committee and a member of the audit committee, as well as a director of four privately-held biotechnology companies. The Company believes Dr. Shanafelt is qualified to serve on the Board because of his experience in the pharmaceutical and biotechnology businesses, including his expertise with respect to the generation of early biotherapeutic pipelines for oncology therapeutics and his investment experience while a partner with Lilly Ventures.

Harold E. Selick, Ph.D.

Dr. Selick, 62, has served on the Board since February 2009. Dr. Selick has served as Vice Chancellor of Innovation and Partnerships at the University of California, San Francisco, since April 2017. Previously, he was the Chief Executive Officer of Threshold Pharmaceuticals, Inc. from June 2002 until April 2017. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax he held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. Dr. Selick serves as Lead Director of PDL, a public company, Chairman of the board of directors of Catalyst Biosciences, a public company and serves as Chairman of the board of directors of Threshold Pharmaceuticals, Inc., a public company. Dr. Selick received his B.A. in Biophysics and Ph.D. in Biology from the University of Pennsylvania and was a Damon RunyonWalter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco. We believe that because of his broad experience in building and running both private as well as public companies, combined with his experience serving on the Board of a variety of biotechnology companies, Dr. Selick is well positioned to provide guidance and insight to the Board and management team.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Papanek, Mr. Waddill, Dr. Khosla, Dr. Shanafelt, and Dr. Selick. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Patel is not considered independent because he is an executive officer of the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated.

BOARD LEADERSHIP STRUCTURE

The Board has an independent Chairperson, Dr. Selick, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairperson of the Board (“Chairperson”) has substantial ability to shape the work of the Board of Directors. The Company believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairperson can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps taken to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable the Board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, and reputational risk. The Audit Committee reviews information regarding liquidity and operations, and oversees the Company’s management of financial risks. Periodically, the Audit Committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention, and regulatory compliance. Oversight by the Audit Committee includes direct communication with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk taking. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2016, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Dr. Selick, the Chairperson of the Board presides over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Ms. Julie Papanek	X	X
Dr. Dinesh V. Patel
Mr. William D. Waddill	X*	X
Dr. Chaitan Khosla			X
Dr. Armen B. Shanafelt	X		X*
Dr. Harold E. Selick		X*	X
Total meetings in fiscal 2016	4	4	2

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Waddill, Dr. Shanafelt and Ms. Papanek. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders in the “Corporate Governance” section of the Company’s website at www.protagonist-inc.com.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards.

The Board has also determined that Mr. Waddill qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Waddill’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition to our Audit Committee, Dr. Shanafelt also serves on the Audit Committee of Aeglea Biotherapeutics, Inc. The Board has determined that this simultaneous service does not impair Dr. Shanafelt’s ability to effectively serve on our Audit Committee.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Mr. William D. Waddill

Dr. Armen B. Shanafelt

Ms. Julie Papanek

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Selick, Mr. Waddill and Ms. Papanek. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards and regulations of the SEC, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met four times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders in the “Corporate Governance” section of the Company’s website at www.protagonist-inc.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	determining the compensation and other terms of employment of the chief executive officer and the other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board the compensation of the Company’s directors;

•	evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to the Board the adoption, modification or termination of the Company’s plans and programs;

•	establishing policies with respect to equity compensation arrangements;

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

In addition, once the Company ceases to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and consider whether to recommend that it be included in Proxy Statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Radford, an AonHewitt Company, as compensation consultants. Radford was selected because it is a well-known and respected national compensation consulting firm that commonly provides information, recommendations and other executive compensation advice to compensation committees and management. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group; as well as conduct market research and analysis on annual and long-term incentive programs, salaries, and equity plans; assist in developing target grant levels, target bonus levels, and annual salaries for executive officers and other employees; provide the committee with advice and ongoing recommendations regarding material executive compensation decisions; and review the director compensation program. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford and resulting modifications, the Compensation Committee approved the modified recommendations Radford.

On October 11, 2016, the Compensation Committee adopted a New Hire and Merit Equity Grant Equity Grant Delegation Policy pursuant to which delegated authority was granted to Dr. Patel, the Company’s President and Chief Executive Officer, to grant, without any further action required by the Board or the Compensation Committee, stock options to certain non-executive employees and consultants of the Company under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees within specified limits approved by the Compensation Committee.

In particular, the total number of shares of common stock issuable upon exercise of all such stock options in the aggregate under such delegated authority shall not exceed 300,000 shares and the number of shares of common stock issuable upon exercise of such stock options granted to any individual non-executive employee or consultant shall not exceed the maximum number allowed for such recipient’s job level as set forth in a matrix previously approved by the Compensation Committee. The exercise price for each such option may not be lower than the fair market value of the Company as of the date of grant, which shall be the 15th or last day of a calendar month (or, if such date is not a business day, then the next business day) that first occurs on or after the later of (i) the date on which such stock option grant is approved by the Chief Executive Officer and (ii) the optionee’s employment commencement date. Additionally, the vesting schedule of such stock options shall be a standard four year vesting schedule with a one year cliff. During fiscal 2016, Dr. Patel exercised his authority to grant options to purchase an aggregate of 21,172 shares to non-officer employees.

The Compensation Committee and the Board retain concurrent authority to make equity awards to employees and consultants who are eligible recipients under this policy pursuant to the 2016 Plan. The Compensation Committee receives periodic reports of grants made pursuant to this delegated authority. All other equity awards may be granted only by the Compensation Committee or the Board.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of the officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Shanafelt, Dr. Selick and Dr. Khosla. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met two times during the fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the “Corporate Governance” section of the Company’s website at www.protagonist-inc.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 521 Cottonwood Drive, Suite 100, Milpitas, CA 95035. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to shareholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. The Company believes its responsiveness to shareholder communications to the Board has been excellent.

CODE OF ETHICS

The Company has adopted the Protagonist Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available in the “Corporate Governance” section of the Company’s website at www.protagonist-inc.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

On July 28, 2016, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed in the “Corporate Governance” section of the Company’s website at www.protagonist-inc.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2016	2015
Audit Fees(1)	$1,273,377	$486,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	19,344	7,530
All Other Fees(4)	—	—

Total Fees	$1,292,721	$494,030

(1)	“Audit Fees” consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services are normally provided by the Company’s independent registered public accounting firm, including statutory audits and services rendered in connection with statutory and regulatory filings or engagements for those fiscal years. The Audit Fees incurred in 2016 also include fees of $654,000, related to services performed in connection with the Company’s initial public offering, including comfort letters, consents and review of documents filed with the SEC.
(2)	“Audit-Related Fees” consists of fees billed for related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the Audit Fees category.
(3)

“Tax Fees” in 2016 and 2015 consists primarily of fees billed for professional services rendered in connection with indirect tax compliance in foreign tax jurisdictions (Australia). As the Company’s subsidiary is incorporated in Australia, a substantial portion of the Tax Fees are denominated in Australian

Dollars (AUD) and have been translated into U.S. Dollars (USD) using the average exchange rate for each applicable period listed in the table below.

Name	AUD : USD	AUD	USD
2016 Average	1.00 : 0.744	$26,000	$19,344
2015 Average	1.00 : 0.753	$10,000	$7,530

(4)	“All Other Fees” consist of fees related to products and services provided by the principal accountant, other than the services reported above.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2016 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

During the fiscal year ended December 31, 2016, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers LLP were provided by persons other than PricewaterhouseCoopers LLP’s full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s current executive officers as of March 10, 2017.

Name	Age	Position
Dinesh V. Patel, Ph.D.	60	President, Chief Executive Officer and Director
David Y. Liu, Ph.D.	67	Chief Scientific Officer and Head of Research & Development
Richard S. Shames, M.D.	57	Chief Medical Officer
Thomas P. O’Neil	52	Chief Financial Officer
William Hodder	53	Senior Vice President of Corporate Development

Dr. Dinesh V. Patel, Ph.D.

Biographical information for Dr. Patel is included above with the director biographies under the caption “Nominees for Election to Class I for a Three-year Term Expiring at the 2020 Annual Meeting.”

David Y. Liu, Ph.D.

Dr. Liu has served as the Company’s Chief Scientific Officer (CSO) since May 2013 and has served as CSO and Head of Research and Development since February 2016. Prior to Protagonist, Dr. Liu was the Chief Operating Officer and a cofounder of Trenovus, Inc., from 2010 to 2012. Prior to Trenovus, Dr. Liu was Vice President of Research at FibroGen Inc., from 2002 to 2010. Prior to Fibrogen, Dr. Liu served as Director of Inflammation Research at Scios, Inc., now part of Johnson & Johnson, from 1992 to 2002. Dr. Liu held a position as an academic researcher at Brigham and Women’s Hospital, Harvard Medical School and was Instructor and Assistant Professor in the Department of Medicine, Harvard Medical School, from 1976 to 1986. Dr. Liu received his Ph.D. in microbiology and immunology from Michigan State University, and his B.S. in chemistry from The University of Chicago.

Richard S. Shames, M.D.

Dr. Shames has served as the Company’s Chief Medical Officer since August 2015. He currently also serves as Adjunct Associate Clinical Professor of Pediatrics at Stanford University. Prior to joining Protagonist, he served as Senior Vice President and Chief Medical Officer at Aldea Pharmaceuticals, from 2013 to 2015. Prior to Aldea, Dr. Shames was Distinguished Scientist, Clinical Research and Early Biologics Lead (Immunology) at Merck & Co., Inc., from 2009 to 2013. Prior to joining Merck, Dr. Shames held positions of increasing responsibility at Facet Biotech (formerly PDL BioPharma), from 1999 to 2009, most recently as Therapeutic Head of Immunology and Senior Medical Director. Prior to Facet, Dr. Shames held full time clinical faculty positions in

Pediatric Allergy and Clinical Immunology at Stanford University, from 1996 to 1999, and the University of California, San Francisco Schools of Medicine, from 1993 to 1996. Dr. Shames received his M.D. from University of California, Davis School of Medicine and received a B.S. in Biological Sciences from Stanford University.

Thomas P. O’Neil

Mr. O’Neil has served as the Company’s Chief Financial Officer since February 2016. From March 2015 to October 2015, Mr. O’Neil served as Chief Financial Officer of Arcadia Biosciences, Inc., a biopharmaceutical company. From January 2014 to July 2014, Mr. O’Neil served as Chief Financial Officer of Sorbent Therapeutics, Inc., a biopharmaceutical company. From September 2011 to December 2013, Mr. O’Neil served as a consultant to Sorbent and a variety of health care and technology companies. From December 2009 to August 2011, Mr. O’Neil served as Vice President of Finance & Administration of ChemGenex Pharmaceuticals

Ltd., a biopharmaceutical company. From March 2007 to May 2009, Mr. O’Neil served as Vice President of Finance & Administration of Nodality, Inc., a biotechnology company. Mr. O’Neil holds a B.A. from Pomona College in International Relations and an M.B.A. from the University of California at Los Angeles.

William Hodder

Mr. Hodder has served as the Company’s Senior Vice President of Corporate Development since 2014. Prior to Protagonist, Mr. Hodder was Vice President, Business Development of Promedior, Inc. a clinical stage biotechnology company developing therapeutics for the treatment of fibrosis, from December 2013 to July 2014. Prior to joining Promedior, Mr. Hodder was a founder and CEO of startup biotechnology company Trenovus, Inc., from 2010 to 2012. Previously, Mr. Hodder was Vice President of Business Development and Corporate Officer at FibroGen, Inc. Prior to joining FibroGen, he served a Director of Business Development and Marketing at Aradigm, a drug delivery company. Mr. Hodder received an M.B.A. from The University of Chicago Booth School of Business and received a B.S. in biology from Oakland University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 10, 2017 by: (i) each director and nominee for director; (ii) each of the named executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Adage Capital Partners, LP(2)	1,531,076	9.1%
Canaan X L.P(3)	2,453,255	14.6%
FRM LLC(4)	2,507,167	14.9%
Johnson & Johnson Development Corporation(5)	2,449,183	14.6%
Lilly Ventures Fund I, LLC(6)	2,099,482	12.5%
Pharmstandard International, S.A(7).	983,570	5.8%
Executive Officers and Directors:
Dinesh V. Patel, Ph.D.(8)	298,973	1.8%
David Y. Liu, Ph.D.(9)	76,165	*
Richard S. Shames, M.D.(10)	52,318	*
Harold E. Selick, Ph.D.(11)	28,274	*
Chaitan Khosla, Ph.D.(12)	22,289	*
Julie Papanek(13)	5,333	*
Armen B. Shanafelt, Ph.D.(14)	2,104,815	12.5%
William D. Waddill(15)	10,734	*
All executive officers and directors as a group (10 persons)(16)	2,670,247	15.5%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,845,966 shares outstanding on March 10, 2017 adjusted as required by rules promulgated by the SEC. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of March 10, 2017 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 10, 2017. Unless otherwise indicated, the address for each of beneficial owner is c/o Protagonist Therapeutics, Inc., 521 Cottonwood Drive, Suite 100, Milpitas, CA 95035.
(2)

This information is based solely upon a Schedule 13G/A filed jointly with the SEC by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners, GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.C.C. (“ACA”), Robert Atchinson and Phillip Gross on February 9, 2017. ACPGP serves as the general partner of ACP and as such has discretion over the portfolio of securities beneficially owned by ACP. ACA is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACA. ACP has the power to dispose of and the power to vote the shares of the Company’s common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of the Company’s common stock beneficially owned by ACP. Neither ACPGP, ACA, Mr. Atchinson nor Mr. Gross directly own any shares of the Company’s common stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Act”), ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. The address of ACP is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02110.
(3)	This information is based in part upon a Schedule 13G filed jointly with the SEC by Canaan X L.P. and Canaan Partners X LLC on January 26, 2017. Canaan Partners X LLC is the general partner of Canaan X L.P. and may be deemed to have sole investment and voting power over the shares held by Canaan X L.P. Brenton K. Ahrens, Stephen M. Bloch, Daniel T. Ciporin, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Nina Kjellson, Guy M. Russo, Tim Shannon and Hrach Simonian are the managing members of Canaan Partners X LLC. Investment, voting and dispositive decisions with respect to the shares held by Canaan X L.P. are made by the managers of Canaan Partners X LLC, collectively. Julie Papanek is a nonmanaging member of Canaan Partners X LLC, the general partner of Canaan X L.P., and a member of the Board. Neither any manager of Canaan Partners X LLC nor Ms. Papanek has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of any shares held by Canaan X L.P. The address for Canaan X L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.
(4)	This information is based solely upon a Schedule 13G/A filed jointly with the SEC by FMR LLC and Abigail P. Johnson on February 14, 2017. The Schedule 13G/A reports that FMR LLC held sole voting power over 182,112 shares and no shared voting power and sole dispositive power of 2,507,167 shares and no shared dispositive power. Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC and has sole dispositive power over 2,507,167 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)	This information is based in part upon a Schedule 13G filed jointly with the SEC by Johnson & Johnson (“J&J”), and Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) on August 19, 2016. JJDC is a wholly-owned subsidiary of J&J. The securities held by J&J and JJDC are directly beneficially owned by JJDC. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC. The board of directors of JJDC, which consists of Paulus Stoffels and Steven Rosenberg, has shared investment and voting control with respect to the shares held by JJDC and has delegated responsibility therefor to the management of JJDC to take such actions on behalf of JJDC. As such, no individual member of the JJDC board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by JJDC. No individual representative of JJDC shall be deemed (i) a beneficial owner of, or (ii) to have a reportable pecuniary interest in, the shares held by JJDC. The address of JJDC is One Johnson & Johnson Plaza, New Brunswick, NJ 08933
(6)	LV Management Group, LLC (“LVMG”) is the management company for Lilly Ventures Fund I, LLC (“LVFI”) and has dispositive power over the shares held by LVFI. As such, LVMG may be deemed to indirectly beneficially own the shares held by LVFI. LVMG’s voting and dispositive decisions with respect to the shares held by LVFI are made by LVMG’s management committee, which consists of Ed Torres, Steve Hall and Armen Shanafelt (collectively, the “Management Committee Members”). The members of LVFI consist of the Management Committee Members and Eli Lilly and Company. However, Eli Lilly and Company has no voting or dispositive power with respect to the shares held by LVFI. The mailing addresses of the beneficial owners is 115 West Washington Street, Suite 1680 South, Indianapolis, IN 46204.
(7)	This information is based solely upon a Schedule 13G/A filed jointly with the SEC by Pharmstandard International S.A (“Pharmstandard International”) and Public Joint Stock Company “Pharmstandard”

(“Pharmstandard”) on February 13, 2017. Pharmstandard is the parent of and holds, directly or indirectly, a majority interest in the outstanding equity securities of Pharmstandard International and may therefore be deemed to be the beneficial owner of and to have shared power to vote and dispose of 983,570 shares of the Company held by Pharmstandard International. The address of Pharmstandard International is 10a, rue Henri Schnadt, Luxembourg, N4 L-2530. The address of Pharmstandard is Likhachevsky proezd 5 “B”, Moscow region, Dogoprudny town, Russian Federation, 141700.
(8)	Includes 163,997 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(9)	Consists of 76,165 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(10)	Consists of 52,318 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(11)	Consists of 28,274 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(12)	Consists of 22,289 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(13)	Consists of 5,333 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017. Julie Papanek is a non-managing member of Canaan Partners X LLC, the general partner of Canaan X L.P. Ms. Papanek does not have voting or investment power over any of the shares directly held by Canaan X L.P. referenced in footnote (3) above. Ms. Papanek’s business address is 285 Riverside Avenue, Suite 250, Westport, Connecticut 06880.
(14)	Includes 5,333 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017 and the shares held by LVFI referenced in footnote (6) above. Armen Shanafelt’s business addresses is 115 West Washington Street, Suite 1680 South, Indianapolis, IN 46204.
(15)	Consists of 10,734 shares issuable pursuant to stock options exercisable within 60 days of March 10, 2017.
(16)	Includes 427,846 shares that certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to the exercise of outstanding options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report covering one transaction was filed late by Dinesh V. Patel.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2016 and December 31, 2015. As an emerging growth company, the Company complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer at December 31, 2016. These three officers are referred to as the named executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2016

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Dinesh V. Patel, Ph.D. President and Chief Executive Officer	2016	400,000	4,430,240	160,000	—	4,990,240
	2015	386,250	87,730	128,428	—	602,408

David Y. Liu, Ph.D. Chief Scientific Officer and Head of Research & Development	2016	310,000	922,707	93,000	—	1,325,707
	2015	275,891	29,589	65,524	—	371,004

Richard Shames, M.D. Chief Medical Officer(5)	2016	326,000	909,533	96,578	420	1,332,531
	2015	—	—	—	—	—

(1)	The amounts in the “Salary” column reflect each Named Executive Officer’s base salary plus any addition amounts paid for unused accrued vacation or sick time.
(2)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The valuation assumptions used in determining such amounts are described in the notes to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to option awards only, the Named Executive Officers will only realize compensation to the extent the trading price of the common stock is greater than the exercise price of such stock options.
(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column for 2016 reflect cash bonuses earned for the 2016 fiscal year, which were paid in 2017, based on the achievement of certain predetermined corporate objectives as determined by the Board. In February 2017, the Compensation Committee determined that the Company met 100% of its 2016 corporate objectives and approved the amount of each Named Executive Officer’s bonus. The amount of the bonus that each named executive officer earned for the fiscal year ended on December 31, 2016 is listed in the table below.

Name	2016 Base Salary ($)	Target Bonus	Amount of Bonus Earned ($)
Dinesh V. Patel, Ph.D.	400,000	40%	160,000
David Y. Liu, Ph.D.	310,000	30%	93,000
Richard Shames, M.D.	326,000	30%	96,578

Amounts noted for 2015 reflect cash bonuses earned for the 2015 fiscal year as determined by the Board based on the achievement of certain predetermined goals.

(4)	The amount noted for 2016 include $420 in gym membership reimbursements for Dr. Shames.

(5)	Dr. Shames became the Company’s Chief Medical Officer in August 2015 and was not a Named Executive Officer in 2015.

NARRATIVE TO SUMMARY COMPENSATION TABLE

EXECUTIVE EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreement with Dinesh V. Patel, Ph.D.

The Company entered into an employment agreement with Dinesh V. Patel. Ph.D., the Company’s President and Chief Executive Officer, in December 2008, which was subsequently amended in December 2015. The employment agreement provides for an initial base salary of $315,000, which has been subsequently increased a number of times, with the most recent increase to $475,000, effective as of January 1, 2017. The employment agreement also provides for an initial annual cash bonus of up to 30% of Dr. Patel’s base salary, which has been subsequently increased a number of times with the most recent increase to 50% of Dr. Patel’s base salary, effective as of January 1, 2017. The amount, if any, of such bonus with respect to any calendar year is based on the achievement of predetermined corporate and personal objectives as determined by the Board in its discretion.

Offer Letter Agreement with David Y. Liu, Ph.D.

The Company entered into an offer letter agreement with David Liu, Ph.D., the Company’s Chief Scientific Officer, in May 2013. The offer letter provides for an initial base salary of $250,000, which has been subsequently increased a number of times, with the most recent increase to $357,000, effective as of January 1, 2017. The offer letter also provides for an initial annual cash bonus of up to 25% of Dr. Liu’s base salary, which has been subsequently increased a number of times with the most recent increase to 40% of Dr. Liu’s base salary, effective as of January 1, 2017. The amount, if any, of such bonus with respect to any calendar year is based on the achievement of predetermined corporate and personal objectives as determined by the Board in its discretion.

Offer Letter Agreement with Richard Shames, M.D.

The Company entered into an offer letter agreement with Richard Shames, M.D., the Company’s Chief Medical Officer, in August 2015. The offer letter provides for an initial base salary of $321,000, which has been subsequently increased a number of times, with the most recent increase to $357,000, effective as of January 1, 2017. The offer letter also provides for an initial annual cash bonus of up to 25% of Dr. Shames’s base salary, which has been subsequently increased a number of times with the most recent increase to 40% of Dr. Shames’s base salary, effective as of January 1, 2017. The amount, if any, of such bonus with respect to any calendar year is based on the achievement of predetermined corporate and personal objectives as determined by the Board in its discretion.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is party to an Employee Severance Agreement with each of its Named Executive Officers and certain of its other executives. If the Company terminates the employee’s employment without “cause” or the employee terminates employment for “good reason” (each as defined in the agreement), the employee will receive: (a) salary continuation for 12 months, for the Chief Executive Officer, or nine months, for the other Named Executive Officers (18 months and 12 months, respectively, in the case of a change in control termination); (b) COBRA continuation for the salary continuation period (or an equivalent cash payment if required by law); (c) in the case of a change in control termination only, a monthly payment equal to one twelfth of the target bonus for the severance period; and (d) in the case of a change in control termination only, acceleration of the vesting (and exercisability, if relevant) of equity awards held as of the date of termination. A “change in control termination” is a termination by the Company without “cause” or the employee for “good reason” that occurs within twelve months following the date of a “change in control,” as defined in the agreement. Payments and benefits under the agreement are subject to the execution of an effective release.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2016, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date
Dinesh V. Patel, Ph.D.	09/26/2013(1)	11,520	16,140	$0.87	10/01/2013	09/26/2023
	10/22/2014(1)	15,208	38,879	$1.89	11/01/2014	10/22/2024
	10/28/2015(2)	25,134	92,169	$1.16	09/01/2015	10/28/2025
	04/29/2016(3)	1,437	40,048	$4.21	04/25/2016	04/29/2026
	04/29/2016(3)	28,347	108,910	$4.21	04/25/2016	04/29/2026
	10/11/2016(3)	26,666	291,607	$21.58	08/10/2016	10/11/2026
	10/11/2016(3)	0	1,727	$21.58	08/10/2016	10/11/2026

David Y. Liu, Ph.D.	09/26/2013(1)	20,791	2,976	$0.87	10/01/2013	09/26/2023
	10/22/2014(1)	10,529	9,697	$1.89	11/01/2014	10/22/2024
	03/26/2015(2)	2,624	3,375	$1.89	04/01/2015	03/26/2025
	10/28/2015(2)	11,137	24,519	$1.16	09/01/2015	10/28/2025
	04/29/2016(3)	7,632	38,199	$4.21	04/25/2016	04/29/2026
	10/11/2016(3)	3,564	51,085	$21.58	08/10/2016	10/11/2026
	10/11/2016(3)	1,852	8,499	$21.58	08/10/2016	10/11/2026

Richard Shames, M.D.	10/28/2015(4)	23,552	51,818	$1.16	09/01/2015	10/28/2025
	04/29/2016(4)	0	40,332	$4.21	04/25/2016	04/29/2026
	10/11/2016(3)	2,049	51,704	$21.58	08/10/2016	10/11/2026
	10/11/2016(3)	3,367	7,880	$21.58	08/10/2016	10/11/2026

(1)	25% of the shares subject to the option vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter, subject to the holder continuing to provide services through the applicable vesting date. The option is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the six months following the acquisition as described in “— Potential Payments upon Termination or Change of Control” above.
(2)	The option vests as to 1/48 of the shares on the last day of each month following the vesting commencement date, subject to the holder continuing to provide services through the applicable vesting date. The option is subject to accelerated vesting in the event of an acquisition and in the event of a qualifying termination that occurs in the six months following the acquisition as described in “— Potential Payments upon Termination or Change of Control” above.
(3)	The option vests as to 1/48 of the shares on the last day of each month following the vesting commencement date, subject to the holder continuing to provide services through the applicable vesting date.
(4)	25% of the shares subject to the option vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter on the last day of each month, subject to the holder continuing to provide services through the applicable vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The company does not maintain any nonqualified deferred compensation plans. The Board may elect to provide the Company’s officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the Company’s best interests.

401(K) PLAN

The Company maintains a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. Currently, the Company does not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2016 certain information with respect to the compensation of all non-employee directors of the Company:

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Harold E. Selick, Ph.D.	48,057	208,303	—	256,360
Chaitan Khosla, Ph.D. (3)	32,360	231,719	12,500	276,579
Julie Papanek	20,605	174,050	—	194,655
Armen B. Shanafelt, Ph.D.	21,584	174,050	—	195,635
William D. Waddill	26,237	218,542	—	244,778

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The valuation assumptions used in determining such amounts are described in the notes to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	The aggregate number of stock option awards for each non-employee director that were outstanding as of the end of fiscal year 2016 are, as follows:

Name	Aggregate Number of Option Awards Outstanding as of December 31, 2016
Harold E. Selick, Ph.D.	65,020
Chaitan Khosla, Ph.D.(3)	54,638
Julie Papanek	24,000
Armen B. Shanafelt, Ph.D.	24,000
William D. Waddill	36,975

(3)	During 2016, Dr. Khosla received cash compensation for providing consulting services to the Company in the amount of $12,500. Dr. Khosla additionally received an option to purchase 5,000 shares of Common Stock in connection with his services as chair of the Company’s scientific advisory board. The grant date fair value of those options included in the “Option Awards” column is $36,261.

In September 2016, the Board adopted a non-employee director compensation policy. Pursuant to this policy, the Company compensates its non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which service occurred, prorated for any months of partial service.

•	Annual Board Service Retainer:

•	Non-employee directors other than the non-executive chairperson: $40,000

•	Non-executive chairperson: $70,000

•	Annual Committee Service Retainer (Chairperson):

•	Chairperson of the Audit Committee: $15,000

•	Chairperson of the Compensation Committee: $10,000

•	Chairperson of the Nominating and Corporate Governance Committee: $7,500

•	Annual Committee Service Retainer (Non-Chairperson):

•	Audit Committee: $7,500

•	Compensation Committee: $5,000

•	Nominating and Corporate Governance Committee: $3,750

The Company’s non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•	Initial Grant: At the time he or she joins the Board, each new non-employee director will receive an initial stock option grant to purchase 24,000 shares of common stock and shall vest in equal monthly installments over three years.

•	Annual Grant: Each non-employee director will also be granted an option to purchase 12,000 shares of common stock on the date of each Annual Meeting of stockholders which shall vest at the earlier of (i) one year or (ii) the next Annual Meeting of stockholders.

All options granted to the Company’s non-employee directors under the policy will vest in full upon the completion of a change in control.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2016, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

CERTAIN RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2016 in which the Company participated in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or holders of more than 5% of the Company’s capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Letter Agreement with Johnson & Johnson Development Corporation

In May 2013, in connection with the sale of the Company’s Series B Stock, the Company entered into a letter agreement with Johnson & Johnson Development Corporation (“JJDC”), as amended on April 19, 2016, pursuant to which the Company granted JJDC a right of first negotiation with respect to the consummation of any proposed sale, transfer, license, commercialization or distribution arrangement (each, a “Transaction”) of the Company’s inventions, developments, patents, patent applications, know-how or other proprietary rights or products controlled by the Company which are necessary for the research, development or commercialization of the PTG-100, PTG-200 and IL-13 programs (each, a “Program”) other than an acquisition, merger, consolidation, or sale of substantially all of its assets. The letter agreement does not apply with respect to the PTG-300 program. The term of JJDC’s right of first negotiation commenced in May 2014 and terminates, with respect to any Program, 60 days after the filing of an IND (or the foreign equivalent) by the Company, with respect to each Program (the ROFN Period). On November 1, 2015, JJDC waived their right of first negotiation with respect to PTG-100. Neither the Company, nor JJDC, have an obligation to enter into a Transaction during the ROFN Period.

The Company is not currently pursuing an IL-13 Program. In the event that the Company receives a bona fide term sheet for a Program, it is obligated to notify JJDC of such offer (but not the terms thereof) and JJDC has a period of 30 days to notify the Company of exercise of its right to negotiate for a Transaction. Following expiration of the ROFN Period with respect to any remaining Program, the Company is required to deliver to JJDC certain information relating to such Program, including pre-clinical results, manufacturing protocols and other information relevant to the evaluation of such Program, as determined by the Company. For a period of 60 days following delivery of such information (the “Exclusive Negotiation Period”), the Company is required to negotiate in good faith and exclusively with JJDC to enter into a Transaction with JJDC with respect to such Program and the Company is not permitted to enter into negotiations with any third party with respect to a Transaction involving such Program that would impair the ability of JJDC to exercise its rights under the letter agreement.

Finally, for a period of 180 days following expiration of an Exclusive Negotiation Period for a Program (the “Tail Period”), the Company is not permitted to enter into any a Transaction with respect to such Program with a third party on terms that contain upfront payments and pre-launch milestones (valued on a risk-adjusted basis) that are inferior in total economic value to those that JJDC and its affiliates last offered to the Company, to the extent any such offer was previously made by JJDC or its affiliates to the Company.

JJDC’s right of first negotiation with respect to any Program that has not earlier expired or been waived by JJDC will terminate upon the sale, transfer or other disposition by the Company of all or substantially all of its assets, the consummation of a merger or consolidation with or into another entity, or the transfer (whether by merger, consolidation, equity financing, or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons a majority or more of the Company’s outstanding voting stock (or the surviving or acquiring entity).

Series C Preferred Stock Financing

From July 2015 through March 2016, the Company issued and sold an aggregate of 80,337,411 shares of its Series C preferred stock, at a purchase price of $0.4979 per share, for aggregate consideration of approximately $40.0 million. Certain of the holders of more than 5% of the Company’s capital stock, or their affiliates, purchased an aggregate of 65,073,304 shares of Series C preferred stock. Such shares of Series C convertible preferred stock converted into 80,337,411 shares of common stock at the completion of the Company’s initial public offering in August 2016.

Participation in the Company’s Initial Public Offering

Certain of the holders of more than 5% of the Company’s capital stock, or their affiliates, purchased an aggregate of 3,249,998 shares of common stock in the Company’s initial public offering. The shares were offered and sold on the same terms as the other shares offered and sold to the public.

Amended and Restated Investors’ Rights Agreement

The Company is party to an amended and restated investors’ rights agreement that provides holders of common stock issued upon conversion of the Company’s convertible preferred stock, including certain holders of 5% of the Company’s capital stock and entities affiliated with certain of the Company’s directors, with certain registration rights, including the right to demand that the Company file a registration statement or request that their shares be covered by a registration statement that the Company is otherwise filing, which right expires on August 16, 2019.

Voting Agreement

Prior to the Company’s initial public offering, it was party to an amended and restated voting agreement with certain holders of its common stock and preferred stock, including certain of the Named Executive Officers and directors and entities with which certain of its directors are affiliated, with respect to the election of its directors and certain other matters. The amended and restated voting agreement terminated upon the closing of the Company’s initial public offering in August 2016 and none of its stockholders have any special rights regarding the election or designation of members of the Board.

Right of First Refusal and Co-Sale Agreement

Prior to the Company’s initial public offering, it was party to an amended and rested right of first refusal and co-sale agreement with certain holders of its common stock and preferred stock, including certain of the Named Executive Officers and directors and entities with which certain of its directors are affiliated. This agreement provided the holders of preferred stock a right of purchase and a right of co-sale in respect of sales of securities by certain holders of the Company’s common stock and preferred stock. These rights of purchase and co-sale were terminated upon the closing of the Company’s initial public offering in August 2016.

INDEMNIFICATION

The Company provides indemnification for its directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Amended and Restated Bylaws (the “Restated Bylaws”), the Company is required to indemnify its directors and executive officers to the extent not prohibited under Delaware or other applicable law The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Restated Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Protagonist stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Protagonist. Direct your written request to Protagonist Therapeutics, Inc., c/o Thomas O’Neil, Chief Financial Officer at 521 Cottonwood Drive, Suite 100, Milpitas, California 95035 or contact Tom O’Neil at 408-649-7370. Stockholders who currently receive multiple copies of Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Dinesh V. Patel
Dinesh V. Patel, Ph.D.
President, Chief Executive Officer and Secretary

April 24, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Protagonist Therapeutics, Inc., 521 Cottonwood Drive, Suite 100, Milpitas, California 95035.

VOTE BY INTERNET - www.proxyvote.com
PROTAGONIST THERAPEUTICS, INC. 521 COTTONWOOD DRIVE MILPITAS, CA 95035

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E28048-P93614	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTAGONIST THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	To elect the two nominees for Class I director named below to serve until the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.
Nominees:
01) Julie Papanek
02) Dinesh Patel

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2.   To ratify the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as Protagonist Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2017.

	☐	☐	☐

NOTE: The Board of Directors knows of no other matters that will be presented for consideration at the 2017 Annual Meeting of Stockholders. If any other matters are properly brought before the 2017 Annual Meeting of Stockholders, it is the intention of the person named in the proxy card to vote on such matters in accordance with their best judgment.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officers.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E28049-P93614

PROTAGONIST THERAPEUTICS, INC.

Annual Meeting of Stockholders

May 25, 2017 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Thomas O’Neil, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROTAGONIST THERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on May 25, 2017, at Pacific Research Center, 7699 Gateway Blvd., Newark, CA 94560, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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